Exhibit 10.21

INFLEQTION, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Infleqtion, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

This Policy will become effective upon the consummation of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, by and among Churchill Capital Corp X, AH Merger Sub I, Inc., AH Merger Sub II, LLC, and ColdQuanta, Inc., dated as of September 8, 2025 (the “Effective Date”). This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $45,000

b.	Non-Executive Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $15,000

c.	Chair of the Nominating and Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $7,500

c.	Member of the Nominating and Corporate Governance Committee: $5,000

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2026 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). Capitalized terms not defined in this Policy will have the meaning set forth in the Plan.

1. Initial Grants: For each Eligible Director who is first elected or appointed to the Board on or following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter) (the “Commencement Date”), the Eligible Director will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option to purchase shares of Common Stock with an aggregate Black-Scholes value of $285,000 (the “Initial Grant”). Notwithstanding the foregoing, no Initial Grant will be made until the date that a Form S-8 Registration Statement has been filed by the Company and declared effective by the Securities and Exchange Commission (the “S-8 Effective Date”) in respect of the shares available for issuance under the Plan, in which case the Commencement Date will remain the date of the Non-Employee Director’s initial election or appointment but the grant date will be the S-8 Effective Date. The shares subject to each Initial Grant will vest over a three-year period, with 1/3rd of the shares subject to the Initial Grant vesting on the first anniversary of the Commencement Date and the remaining shares vesting in equal monthly installments thereafter, such that the option is fully vested on the third anniversary of the Commencement Date, subject to the Eligible Director’s Continuous Service through each such vesting date; provided, further, that the Initial Grant will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.

2. Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected by the Board at such meeting) will automatically, and without further action by the Board or the Compensation Committee of the Board, be granted a stock option to purchase shares of Common Stock with an aggregate Black-Scholes value of $190,000 (the “Annual Grant”). The shares subject to the Annual Grant will vest in full on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through such vesting date; provided, that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the Annual Grant will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.